SCP
Studio City Plaza
Title Holding Company

March 11, 2015

Sandy Lang,
CEO Insynergy Products, Inc.
Via email

Hi Sandy,

This will memorialize the main deal points between Studio City Plaza Title Holding Company, Inc. (SCPTHC) and Insynergy Products, Inc. (Tenant) regarding Suite 205, per our discussion. A formal amendment to the Lease agreement, incorporating these terms, will follow execution of this document:

1. Beginning April 1, Tenant shall pay a base rent of $6,500 per month based on $2.51 per square foot times a total of 2,589 rentable square feet as shown on the revised space plan as attached. The Tenant shall release and surrender the balance of its suite to SCHPTHC as also noted on the attached plan, without further obligation.

2. In addition to the Base Rent, Tenant shall pay $350 per month for parking (2 singles and one tandem) ; monthly CAM charges and load factor fees calculated in the same manner as all other leases at the Studio City Plaza (4705 Laurel Canyon) property (approximately $695.65 total per month);

3. Tenant shall pay upon execution of this letter agreement, all outstanding past due amounts owing as of 3/11/2015 totaling ~~$24,467.29;~~ 22,242.99

4. Tenant agrees to make future rent payments in a timely manner;

5. SCPTHC shall not be responsible for any cosmetic or structural modifications or improvements to Tenant's suite except the removal of the door in the conference room to accommodate the surrender of the space agreed to above;

6. The foregoing provisions shall be in effect through 12/31/2015 ("Expiration Date"). Notwithstanding the foregoing, Tenant shall have the option of a 1 year lease extension, beginning January 1, 2016 and ending on December 31, 2016, with rent to be increased to the market value (but no less than $2.51 per square foot) upon providing SCPTHC written notice of its exercise of the option not less than 90 prior to the Expiration Date. This option, however, is expressly conditional upon the Tenant being current in the payment of its rent and other charges as stated herein at the time it exercises its option. Otherwise, any attempt by Tenant to exercise the option will be of no force or effect and will not be honored or recognized. If notification is not received in a timely manner, then the option shall automatically expire. ;

4705 Laurel Canyon Blvd., Suite 208, Valley Village, CA 91607 818.301.6864